Exhibit 10.3

SARA LEE CORPORATION

2002 LONG-TERM INCENTIVE STOCK PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE AND AGREEMENT

(Form for North American employees; form for other employees substantially similar)

[INSERT PARTICIPANT NAME]

This Performance-Based Restricted Stock Unit (PSU) Grant Notice and Agreement, made this November 4, 2011 (“Award Date”), by Sara Lee Corporation, a Maryland corporation (“Company”), to you is evidence of an award made under the Sara Lee Corporation 2002 Long-Term Incentive Stock Plan (“Plan”) which is incorporated into this “Grant Notice and Agreement” by reference. A copy of the Plan has been provided to you and is also available from the Sara Lee Corporate Compensation Department.

1. Performance-Based Restricted Stock Unit Award. Subject to the restrictions, limitations, terms and conditions specified in the Plan and this Grant Notice and Agreement, the Company hereby awards to you as of the Award Date:

            Performance Stock Units (PSUs)

which are considered Stock Awards under the Plan (the “Award”). The vesting of the Award is based both upon the Company’s performance during the period from July 3, 2011 through June 30, 2012 (the “Performance Period”) and your continued service with the Company or any of its subsidiaries (collectively the “Sara Lee Companies”) from the Award Date through August 31, 2014 (the “Vesting Period”), subject in each case to the terms and conditions set forth in paragraph 3, and therefore the actual number of PSUs ultimately released, if any, shall be determined as of the last day of the Vesting Period (the “PSU Vesting Date”). Subject to paragraphs 2 and 11, the PSUs will be settled in shares of common stock of the Company.

2. Anticipated Spin-Off. The Company currently anticipates that prior to the PSU Vesting Date, it will complete a transaction to spin off (the “Anticipated CoffeeCo Spin-Off”) its international beverage business segment (“CoffeeCo”) separate from its North American business (“SLE 2.0”). If the Anticipated CoffeeCo Spin-Off occurs before the PSU Vesting Date, then the Award will be subject to adjustment in accordance with Article V of the Plan and paragraph 11 of this Grant Notice and Agreement and the PSUs will be settled in shares of SLE 2.0 common stock rather than shares of common stock of the Company. Where context permits, references in this Grant Notice and Agreement to the “Company” or the “Sara Lee Companies” will be to, and will include, “SLE 2.0” from and following the Anticipated CoffeeCo Spin-Off.

3. Vesting of the Award.

(a) Performance-Based Vesting. A number of PSUs subject to the Award will become earned based on the Company’s fiscal year 2012 Consolidated Operating Income (the “2012 Performance Goal”), in accordance with the performance levels and payout percentages set forth in the table below (the “Earned PSUs”), provided that the vesting of such Earned PSUs shall be contingent on you remaining continuously employed with the Sara Lee Companies through the PSU Vesting Date pursuant to subparagraph (b) below. For the avoidance of doubt, your period of continuous employment for vesting purposes excludes any severance period.

	Threshold	Target	Maximum
Company Consolidated Operating Income for fiscal year 2012	(1)	(1)	(1)
Number of PSUs earned based on actual Company Consolidated Operating Income for fiscal year 2012.	25%	100%	150%

(1)	The specific performance goals for the Consolidated Operating Income for fiscal year 2012 were approved by the Compensation and Employee Benefits Committee of the Company’s Board of Directors and are contained in the minutes of the meeting at which the Program was approved.

Notwithstanding the foregoing or anything to the contrary in this Grant Notice and Agreement or in the Plan, if the Anticipated CoffeeCo Spin-Off occurs prior to the end of the Performance Period, the number of Earned PSUs will be determined based on (i) actual performance of the 2012 Performance Goal through the closing date of the Anticipated CoffeeCo Spin-Off for the portion of the Company’s fiscal year 2012 that occurs prior to such closing date and (ii) target performance for the portion of the 2012 fiscal year that has not yet occurred as of the closing of the Anticipated CoffeeCo Spin-Off.

For purposes of this Grant Notice and Agreement, “Consolidated Operating Income” means the Company’s Adjusted Operating Income from continuing operations as disclosed in the Company’s earnings press releases and filings with the SEC, as may be further adjusted by the Committee (as defined below) to (i) include or exclude the results of businesses acquired and/or divested during the measurement period, to the extent such results were included or excluded in the Company’s annual operating plan, and/or (ii) prevent undue and/or unintended gain or loss. Adjusted Operating Income is a non-GAAP financial measure that adjusts operating income, as reported under U.S. GAAP, to exclude significant items and select other charges and gains. Significant items are material items that are not indicative of our core operating results and that are quantified and identified in the Company’s publicly disclosed financial reports. Significant items vary each year and may include items such as charges for exit activities, impairment charges, tax costs and benefits resulting from the disposition of a business, gains or losses on the sale of discontinued operations and changes in tax valuation allowances.

(b) Service-Based Vesting. Provided that you have remained continuously employed with the Sara Lee Companies through the PSU Vesting Date, the Earned PSUs will vest and become payable to you on the PSU Vesting Date. The PSUs are not transferable by you by means of sale, assignment, exchange, pledge, or otherwise.

4. Acceptance of Terms and Conditions. By electronically acknowledging and accepting the Award, you agree to be bound by the terms and conditions contained in this Grant Notice and Agreement and the Plan and any and all conditions established by the Company in connection with Awards issued under the Plan, and understand that the Award neither confers any legal or equitable right (other than those rights constituting the Award itself) against the Company directly or indirectly, nor does it give rise to any cause of action at law or in equity against the Company. In order to vest in the Award described in this Grant Notice and Agreement, you must have accepted the Award.

5. Dividend Equivalents. Subject to the restrictions, limitations and conditions as described in the Plan, dividend equivalents payable on the PSUs will be accrued (in cash, without interest) on your behalf at the time that dividends are otherwise paid to owners of the Company’s common stock. Accrued dividend equivalents will be settled and paid at the same time as the vested PSUs are settled pursuant to the terms of this Grant Notice and Agreement.

6. Distribution of the Award. If the distribution is subject to tax withholding, such taxes will be settled by withholding cash and/or a number of shares with a market value not less than the amount of such taxes. Any cash from dividend equivalents remaining after withholding taxes are paid will be paid in cash to you. The net number of shares of the Company, or shares of SLE 2.0 following the closing of the Anticipated CoffeeCo Spin-off, to be distributed will be delivered to your electronic stock plan account as soon as practicable after the PSU Vesting Date. If withholding of taxes is not required, none will be taken and the gross number of shares and dividend equivalents will be distributed. You are personally responsible for the proper reporting and payment of all taxes related to this distribution.

7. Election to Defer Distribution. If the distribution is subject to U.S. tax law, you may elect to defer the distribution of all of the PSUs. Such election must be received by the Company in the form required by the Company no later than 30 days after the Award Date and is contingent upon the Company’s allowing deferrals into the Sara Lee Corporation Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) at that time. The deferral, if elected, will result in the transfer of the PSUs into the Deferred Compensation Plan’s Stock Equivalent Fund in effect at the time the PSUs would have otherwise been distributed. The Deferred Compensation Plan rules will govern the administration of the Award beginning on the date the PSUs are credited to the Deferred Compensation Plan.

8. Death, Total Disability or Retirement. If you cease active employment (i.e., cease to be coded as active on the payroll system) with the Sara Lee Companies, because of your death or because you become Totally Disabled (as defined under the appropriate long term disability benefit plan, if applicable), the Award will continue to vest and be distributed to you or your estate at the same time as it is to other Participants pursuant to the terms of paragraph 6. In the case of your attaining age 55 or older and if you have at least 10 years of service with the Sara Lee Companies when your employment terminates or, in the case of your attaining age 65, regardless of service, the Award will continue to vest after your termination. These provisions apply only to the Award under this Grant Notice and Agreement; other awards may have different provisions.

9. Involuntary Termination, Voluntary Termination and Non-Severance Event Termination. The following provisions apply only to the Award granted under this Grant Notice and Agreement; other awards may have different provisions

(a) Involuntary Termination. If your employment with the Sara Lee Companies is terminated on or prior to the Anticipated CoffeeCo Spin-Off and you are eligible to receive severance benefits under the Sara Lee Corporation Severance Plan for Corporate Officers, the Severance Pay Plan, the Severance Pay Plan for Executives, the Severance Pay Plan for Certain Events or any other written severance plan of the Company (collectively, a “Severance Event Termination”), you will be eligible to receive a prorated distribution that is determined by multiplying the Earned PSUs covered by the Award by a fraction, the numerator of which is the number of months of your active service from Award Date through the date your employment terminates (not including the severance period), and the denominator of which is the number of months from Award Date through the PSU Vesting Date. Any shares underlying such prorated PSUs will be distributed to you at the earlier of (i) the PSU Vesting Date or (ii) the date the Anticipated CoffeeCo Spin-Off is completed.

In the event that the division, business unit or business segment of the Company or, after the Anticipated CoffeeCo Spin-Off, SLE 2.0 to which at least 80% of your time is dedicated or from which you are on leave of absence is sold, closed, spun off or otherwise divested and, as a result of such transaction, your employment with the Sara Lee Companies or SLE 2.0 is terminated, all PSUs will vest as of the closing date of the transaction and be distributed as soon as practicable after the closing date of the transaction, unless otherwise determined by the Company or SLE 2.0. This provision does not apply with respect to the Anticipated CoffeeCo Spin-Off or any transaction that would be considered a Change of Control as defined in Article X of the Plan.

(b) Voluntary Termination and Non-Severance Event Termination. If your employment terminates for reasons other than those described above (i.e., you voluntarily terminate employment with the Sara Lee Companies or your employment is terminated by the Sara Lee Companies and you are not eligible for severance pay under any of the Company’s severance plans), then the Award shall be canceled on the date your employment terminates.

10. Non-Competition/Non-Solicitation/Confidentiality. As a condition to your receipt of this Award, you must electronically accept a Non-Competition, Non-Solicitation and Confidentiality Agreement. Please carefully read the Non-Competition, Non-Solicitation and Confidentiality Agreement in its entirety and feel free to have your lawyer review it prior to accepting it.

11. Adjustment of the Award. In the event of any change in the capital structure of the Company (including but not limited to a stock dividend, stock split, reverse stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off, split off, liquidation or other distribution of any or all of the assets of the Company to stockholders, other than normal cash dividends) or any change in any rights attendant to any class of authorized securities of the Company, which for the avoidance of doubt, shall include the Anticipated CoffeeCo Spin-Off (an “Adjustment Event”), the Compensation and Employee Benefits Committee of the Company’s Board of Directors (the “Committee”) shall make proportionate adjustments with respect to the number and class of securities subject to the Award to reflect such Adjustment Event and to maintain the Award’s intrinsic and fair value; provided, that the Committee shall retain discretion with respect to how any such proportionate adjustments shall be made. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

12. Forfeiture/Adjustment. Notwithstanding anything contained in this Grant Notice and Agreement to the contrary, you may forfeit all or a portion of the Award and/or be required to repay the Company, or you may be entitled to an increased Award, upon the occurrence of any of the following events.

(a) Misconduct. If you engage in any activity contrary or harmful to the interests of the Company, including but not limited to: (i) competing, directly or indirectly (either as owner, employee or agent), with any of the businesses of the Company, (ii) violating any Company policies, (iii) soliciting any present or future employees or customers of the Company to terminate such employment or business relationship(s) with the Company, (iv) disclosing or misusing any confidential information regarding the Company, or (v) participating in any activity not approved by the Board of Directors of the Company which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Company (as defined in the Plan) (such activities to be collectively referred to as “wrongful conduct”), then (A) the Award, to the extent it remains restricted, shall terminate automatically on the date on which you first engaged in such wrongful conduct, (B) if the wrongful conduct occurred within six months of the PSU Vesting Date, you shall pay to the Company in cash any financial gain you realized from the vesting of the PSU, and (C) if the wrongful conduct occurred after the PSU has been deferred in the Deferred Compensation Plan and prior to the deferred payment date, you shall forfeit the deferred PSU and the Award shall terminate automatically on the date on which you first engaged in such wrongful conduct. For purposes of this paragraph, financial gain shall equal the fair market value of the shares of the Company common stock on the PSU Vesting Date, multiplied by the number of PSUs actually distributed pursuant to the Award, reduced by any taxes paid in countries other than the United States which taxes are not otherwise eligible for refund from the taxing authorities. By accepting this PSU, you consent to and authorize the Company to deduct from any amounts payable by the Company to you, any amounts you owe to the Company under this paragraph. This right of set-off is in addition to any other remedies the Company may have against you for breach of this Grant Notice and Agreement.

(b) Restatement of Financial Results. This paragraph 12(b) applies to you only if you are an “officer” of the Company, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, at the time you received the Award (“Officer Participant”). If you are an Officer Participant and you vest in an Award (including if the distribution of an incentive award is deferred pursuant to the Deferred Compensation Plan), which vesting was predicated upon the Company achieving certain financial results (the “Original Amount”), and within two years after the PSU Vesting Date the Company restates its financial statements due to material noncompliance with financial reporting requirements under the securities laws (such restated financial statements, the “Restated Financials”), then the vested amount of the Award shall be recalculated based on the Restated Financials (the “Adjusted Amount”). If the Original Amount is greater than the Adjusted Amount, then on the date on which the Company files the Restated Financials with the Securities and Exchange Commission (“SEC”), any vested portion of the Award that has not yet been distributed automatically shall be reduced by an amount equal to (i) the Original Amount, less (ii) the Adjusted Amount. If the Adjusted Amount is greater than the Original Amount, then on the date on which the Company files the Restated Financials with the SEC, any vested amount that has not yet been distributed automatically shall be increased by an amount equal to (A) the Adjusted Amount, less (B) the Original Amount. If the incentive award already has been distributed then, as soon as practicable after the date on which the Company files the Restated Financials with the SEC, (x) you shall pay to the Company, in cash, any financial gain you realized from the vesting of the incentive award that is attributable to the excess of the Original Amount over the Adjusted Amount, if the Original Amount is greater than the Adjusted Amount, or (y) the Company shall pay to you, in cash, an amount equal to the excess of the Adjusted Amount over the Original Amount, if the Adjusted Amount is greater than the Original Amount. No interest will be due to or paid by the Company or you to the other with respect to any such true up payment. If you elected to defer any portion of an incentive award pursuant to the Deferred Compensation Plan and an adjustment under this paragraph 12(b) is required before the deferral payment date, then your account under the Deferred Compensation Plan shall be credited or charged so that the deferred award equals the Adjusted Amount. The Committee may determine, in its discretion and based on the circumstances leading to the Company’s filing of Restated Financials with the SEC, that any recoupment or payment under this paragraph 12(b) is not practical and may elect to forego the application of this paragraph 12(b).

13. Rights as a Stockholder. You will have no rights as a stockholder with respect to any PSUs until and unless you receive shares of the Company following vesting of these PSUs.

14. Conformity with the Plan. The Award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan Any inconsistencies between this Grant Notice and Agreement and the Plan shall be resolved in accordance with the terms of this Grant Notice and Agreement.

15. Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the Plan or this Grant Notice and Agreement will be determined and resolved by the Committee or its delegate. Such determination or resolution by the Committee or its delegate will be final, binding and conclusive for all purposes.

16. Employment Rights. Nothing in the Plan or this Grant Notice and Agreement confers on you any right to continue in the employ of the Sara Lee Companies or in any way affects the Sara Lee Companies’ right to terminate your employment without prior notice any time for any reason.

17. Consent to Transfer Personal Data. By accepting the Award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. The Sara Lee Companies hold certain personal information about you, that may include your name, home address and telephone number, fax number, email address, sex, beneficiary information, age, language skills, date of birth, social security number or other employee identification number, job title, employment or severance contract, current wage and benefit information, tax-related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the Company, details of all options or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Sara Lee Companies will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Sara Lee Companies may further transfer Data to any third parties assisting the Sara Lee Companies in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company.

18. Miscellaneous.

(a) Modification. The Award is documented by the minutes of the Committee and or as approved by the CEO for non-corporate officers, which records are the final determinant of the number of PSUs granted and the conditions of this grant. The Committee may amend or modify the Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such PSUs, provided that no such amendment or modification shall impair your rights under this Grant Notice and Agreement without your consent. Except as in accordance with the two immediately preceding sentences and paragraph 19, this Grant Notice and Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

(b) Governing Law. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland. All other matters arising under this Grant Notice and Agreement shall be governed by the internal laws of the State of Illinois, including matters of validity, construction and interpretation. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Grant Notice and Agreement shall be heard or determined in any state or federal court sitting in Chicago, Illinois, and you agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

(c) Successors and Assigns. Except as otherwise provided herein, this Grant Notice and Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

(d) Severability. Whenever feasible, each provision of this Grant Notice and Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Grant Notice and Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Grant Notice and Agreement.

19. Amendment. Notwithstanding anything in the Plan or this Grant Notice and Agreement to the contrary, the Award may be amended by the Company without the consent of you, including but not limited to modifications to any of the rights granted to you under the Award, at such time and in such manner as the Company may consider necessary or desirable to reflect changes in law.